Exhibit 10.2

PROMISSORY NOTE

Borrower:	Crown LNG Holding AS (Crown), Organization number 817 120 962 with registered address Drammensveien 147, 0277 Oslo, Norway (the “Borrower”)

Lender:	Catcha Investment Corp. (“Catcha”), a Cayman Islands exempted company listed on NYSE American with ticker CHAA, with registered address of Level 42, Suntec Tower Three, 8 Temasek Blvd, Singapore 038988 (the “Lender”)

Background:	Crown and Catcha entered into a Business Combination Agreement (as amended, the “BCA”) on the 3rd of August 2023. To fund working capital until the Closing (as defined in the BCA), Catcha has agreed to provide a loan under this Promissory Note.

Principal Amount:	USD 750,000 (Seven Hundred and Fifty Thousand United States Dollars)

1.

FOR VALUE RECEIVED, The Borrower promises to pay to the Lender at such address as may be provided in writing to the Borrower, the Principal Amount stated above. The repayment is due on the terms stated below.

2.	The Lender shall deposit the Principal Amount into the Borrower’s bank account listed below:

Bank

IBAN:

SWIFT/BIC:

3.	This Promissory Note is repayable within 10 business day(s) of the Lender providing the Borrower with written notice of demand after the Closing of the Business Combination.

4.

In the event that: (i) the Business Combination Agreement is terminated or (ii) Business Combination does not close by the 17th February 2024 (or such other date as the parties shall agree) (the “Termination”), the Borrower agrees:.

a.

To transfer, or cause to be transferred to the Lender within ten business days of the Termination, (A) $1,750,000 in cash; or (B) solely at the discretion and election of the Lender, $1,000,000 in cash and, a number of shares of the Borrower’s Stock (as defined below) equal to 1.5% of the outstanding common Stock (on a fully diluted basis) as of the date of Termination (either (A) or (B) above, the “Termination Payment”)

b.

that if a Termination Payment is not made within ten business days of the Termination, the Borrower will transfer, or cause to be transferred, warrants that entitle the Lender to purchase a number of shares of Stock (as defined below) equal to 0.30 percent per annum of the outstanding Stock of the Borrower (on a fully-diluted basis) at exercise, for a price per share of $0.01 (the “Warrants”), accruing monthly (for each month from the date of the Termination until the time that the Lender receives the full amount of the Termination Payment as set out above, so that for each such month, a Warrant shall be issued to the Lender for a number of shares equal to the total number of shares of outstanding Stock on a fully diluted basis multiplied by 0.00025. The Warrants are exercisable as follows:

1.	the Warrants shall be exercisable at any time after issuance in accordance with the above;

2.

if not already exercised, upon the occurrence of a Change of Control, the Warrants shall be deemed to be automatically exercised immediately prior to the Change of Control event such that the Lender shall receive the same consideration as other holders of Stock in such Change of Control transaction; and

3.	if not already exercised, upon the occurrence of an IPO, the Warrants shall be automatically exercised.

c.

Notwithstanding anything else set out in this clause 4, any issuance of the relevant shares as set out in paragraph a above or issuance and transfer of the relevant warrants set out in paragraph b above is subject to the general meeting of the Borrower approving such issuance and/or transfer.

The Borrower will convene a general meeting within 30 days of this agreement to approve such issuance and/or transfer, if and when required.

d.	Definitions. For the purpose of this clause 4, the following terms and expressions shall have the meanings set out below:

i.

“fully diluted” means inclusive of all outstanding warrants, options, securities and other instruments that are convertible into, exercisable for, exchangeable for, or entitle a person to receive Stock.

ii.

“IPO” means any transaction or series of transactions (including a SPAC business combination other than the Business Combination or direct listing transaction) that results in the Stock, a parent entity or a subsidiary thereof, or a successor of the Borrower, being publicly traded;

iii.

“Change of Control” means any transaction or series of related transactions pursuant to, or as a result of which, any party (or group of affiliated parties), other than any equity owner of the Borrower as of the issue date (including any of their affiliates or co-investors controlled by any of them), acquires equity interests of the Borrower representing a majority of the voting power of the Borrower. For the avoidance of doubt, an IPO shall not constitute a Change of Control; and

iv.	“Stock” means the then-outstanding common equity of the Borrower.

5.

All costs, expenses, and expenditures including, and without limitation, the complete legal costs incurred by the Lender in enforcing this Promissory Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

6.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other Proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

7.

The Lender shall have the right at any time to assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of the loan owing to the Lender. In the event of Termination, the Lender shall assign all of its rights and obligations under this Agreement to Catcha Holdings LLC (or an entity directed by it), as consideration for settlement of all outstanding loans from Catcha Holdings LLC to the Lender, including but not limited to the unsecured convertible promissory notes dated December 13, 2022, and February 14, 2023.

8.	This Promissory Note will endure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender.

IN WITNESS WHEREOF the parties have duly affixed their signatures under seal on this 27th day of October 2023.

SIGNED, SEALED, AND DELIVERED
this 27th Oct 2023	Crown LNG Holding AS (Crown) (Borrower)

Per: /s/ Jorn S Husemoen (SEAL)
Jørn S Husemoen

SIGNED SEALED, AND DELIVERED
this 27th Oct 2023
Catcha Investment Corp (Lender)

Per: /s/ Luke Elliott (SEAL)
Luke Elliott
Director